Exhibit 23



               Consent of Independent Certified Public Accountants


The Plan Administrator
CDI Corporation 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statement (333-65879) on Form S-8 of CDI Corporation of our report dated June 12, 2002 relating to the statements of net assets available for plan benefits of the CDI Corporation 401(k) Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended and related schedules, which report appears in the December 31, 2001 annual report on Form 11-K of the CDI Corporation 401(k) Savings Plan.



Philadelphia, Pennsylvania
June 24, 2002

























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